SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                        HEALTH OUTCOMES MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

August 19, 1997

Shareholders
Health Outcomes Management, Inc.

RE:  PROXY BATTLE

Dear Shareholders:

This is a very unusual, but very important letter.

By now you have received the Annual Report, Proxy Statement, and Proxy Card to be submitted to select your members of the Board of Directors. We, the present and nominated Board of Directors, appreciate your support as we strive to make our company successful. The facts about our past and future as a company are clearly described in the first four pages of the Annual Report.

It has recently come to our attention that a group of individuals, who call themselves the "Greenstein Group" has submitted a preliminary proxy statement to the SEC, for the purpose of replacing the current Board of Directors with a slate of their own. They are planning on accomplishing this by sending you another proxy statement which would have you believe that Health Outcomes Management is "headed for insolvency at an alarming clip", and that Bill Peter and Mike Frakes, the company's President and Vice President respectively, draw exorbitant salaries. The "Greenstein Group" also claims that its new slate of directors would have the ability to improve the company's performance.

Addressing these issues:

1. Bill Peter and Mike Frakes have been receiving salaries alot less than they could earn elsewhere because they are dedicated to improving patient care and they want to make a major contribution to healthcare. Bill Peter took a 25% salary cut when he came to work for the company from DuPont in 1986 (where he had managed a $300 Million medical profit center). Mike Frakes is a Doctor of Pharmacy, a healthcare expert lecturer, a consultant on healthcare information systems and reimbursement processes, and many pharmacy areas. On May 15, 1996, when the company was experiencing some sales shortfalls, Bill and Mike voluntarily reduced their salaries by 10% each and have not had a salary increase since then.

2. KPMG Peat Marwick LLP has been our Auditors since the company was formed in 1986. The statement about "the ability to continue as a going concern" has been reported in every Annual Report since the year ending February, 1989 and is common with small, startup companies. The "Greenstein Group" is not informing you of some brand new news. And, the company is far from insolvency as the "Greenstein Group" states it. The management has operated the company since February, 1989 with that statement from the Auditors notwithstanding. That's what entrepreneurs do. We are survivors. The company will continue to serve its patients, its clients, its associates and its shareholders in the years ahead. Our goal is to grow in sales and earnings and we expect stock price will recognize that growth.

3. The present four (4) members of the Board of Directors have spent the major portion of their professional careers involved exclusively in healthcare:

         Bill Peter           20 years       Bob Cipolle          23 years
         Mike Frakes          23 years       Jerry Hoganson       23 years

         The four (4) men suggested as their slate for the Board of Directors by the "Greenstein Group" do not claim to have any experience in healthcare or computer software, except one who is President of a retail optical store business since 1996. That's one (1) year of experience in healthcare for their recommended slate of Board of Directors.

On the subject of Board members, we have interviewed seven (7) potential candidates during the past year. Some we found ourselves and some were offered by the "Greenstein Group" and other investors. Our conclusion is that the ideal candidate to add to the Board: a) is active in the healthcare industry, and b) is part of a significant healthcare company which is enthusiastic about our technology and has contracted with us to bring us substantial business. As we progress with our search for strategic alliance partners, we are having active discussions on Board membership for our business partners.

We ask you, our fellow shareholders, to support our company by doing the following:

1. Complete, sign and mail in your original Proxy Card with an affirmative vote for our current nominated Board of Directors.

2. Reject the "Greenstein Group's" attempt at replacing our Board with a different slate that have neither healthcare nor computer software experience.

3. Come to the annual meeting on September 18, 1997, to find out first hand about the objectives, goals, and challenges of our company.

We feel that we are on the right track. We are continually looking for new markets, alliances, ideas, capital, and partners to make Health Outcomes Management a success. If you have any questions or comments, feel free to contact us by phone or mail. We truly believe that we have excellent software products and support in the industry, and that we will be a profitable company for our investors.

Sincerely,


/s/ Robert J. Cipolle                         /s/ Michael J. Frakes
---------------------------------             ------------------------------
Robert J. Cipolle, Pharm.D.                   Michael J. Frakes, Pharm.D.
Director:  Peters Institute of                Vice President
  Pharmaceutical Care                         Health Outcomes Management, Inc.
University of Minnesota                       Minneapolis, MN
Minneapolis, MN


/s/ Jerry L. Hoganson                         /s/ William A. Peter, Jr.
---------------------------------             -------------------------------
Jerry L. Hoganson, LNHA                       William A. Peter, Jr.
Administrator/Chief Operating Officer         President/Chief Executive Officer
St. Paul's Church Home, Inc.                  Health Outcomes Management, Inc.
St. Paul, MN                                  Minneapolis, MN